                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE
Friday, July 28, 2000


                           Statement by Sizzler, USA


  MILWAUKEE, July 28 /PRNewswire/ -- Sizzler USA learned today that one of the children who fell ill from an outbreak of E-coli in Milwaukee has died. Sizzler USA Chief Executive Officer, Thomas E. Metzger, in Milwaukee assisting with the investigation in to the cause of the outbreak, has expressed profound sympathy and the heartfelt condolences of the Sizzler USA family.

  Mr. Metzger has also indicated that Sizzler USA resources and additional assistance will be provided in order that this child's life be memorialized.

  Sizzler USA is based in Culver City, California and operated 65 company-owned restaurants as well as 200 Sizzler(R) franchises nationwide.